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                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement on Form S-8 of Specialty Laboratories, Inc. for the registration of 4,350,280 shares of its common stock pertaining to the Specialty Laboratories, Inc. 2000 Stock Incentive Plan and Specialty Laboratories, Inc. Employee Stock Purchase Plan of our report dated April 21, 2000, except for the October 30, 2000 stock split described in Note 1 as to which the date is October 30, 2000, with respect to the consolidated financial statements and schedule of Specialty Laboratories, Inc. filed with the Securities and Exchange Commission included in its Registration Statement (No. 333-45588) on Form S-1, as amended.


                                /s/ ERNST & YOUNG LLP

                                ERNST & YOUNG LLP

Woodland Hills, California
December 18, 2000